Exhibit 5.1

Claire Keast-Butler

+44 (0) 20 7556 4211

ckeastbutler@cooley.com

Silence Therapeutics plc

27 Eastcastle Street

London W1W 8DH

United Kingdom

12 August 2026

Ladies and Gentlemen:

Re:	Silence Therapeutics plc — Prospectus — Exhibit 5.1

1.	INTRODUCTION

1.1

We have acted as English legal advisers to Silence Therapeutics plc, a public limited company incorporated in England and Wales (the “Company”), in connection with the offering by the Company of 14,907,407 American Depositary Shares (the “New ADSs”), including up to 1,944,444 ADSs that may be sold pursuant to the exercise of an option to purchase additional ADSs, each representing three ordinary shares of nominal value £0.05 each (“Ordinary Shares”) in the capital of the Company (the “Offering”). The New ADSs being offered in the Offering represent in aggregate 44,722,221 Ordinary Shares (the “New Shares”), including up to 5,833,332 Ordinary Shares that may be sold pursuant to the exercise of an option to purchase additional ADSs. We have taken instructions solely from the Company.

1.2	We are rendering this letter at the request of the Company in connection with the Registration Statement and the Prospectus (each as defined below).

1.3

Except as otherwise defined in this letter, capitalised terms used have the respective meanings given to them in the Prospectus and headings are for ease of reference only and shall not affect interpretation.

1.4

All references to legislation in this letter are to the legislation of England unless the contrary is indicated, and any reference to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof, as in force on the date of this letter.

2.	DOCUMENTS

For the purpose of issuing this letter, we have reviewed the following documents only:

2.1

a PDF copy of the shelf registration statement on Form S-3 (File No.: 333-295992) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on 18 May 2026 (as amended through the date hereof, the “Prior Registration Statement”) pursuant to the U.S. Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations promulgated thereunder (the “Rules”) which included a base prospectus relating to certain securities to be offered from time to time by the Company (the “Base Prospectus”);

2.2

a PDF copy of the registration statement on Form S-3MEF (File No.: 333-298248) filed by the Company with the SEC on 11 August 2026 pursuant to Rule 462(b) under the Securities Act (the “Add-on Registration Statement”, and, together with the Prior Registration Statement, the “Registration Statements”);

2.3

a PDF copy of the prospectus supplement relating to the Offering dated 12 August 2026 and filed with the SEC pursuant to Rule 424(b) of the Rules on 12 August 2026 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”);

2.4

a PDF copy of the executed underwriting agreement governed by the laws of the State of New York dated 11 August 2026, by and among the Company and the underwriters named therein (the “Underwriting Agreement”);

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2.5

a PDF copy of the executed deposit agreement dated 4 September 2020 by and among (1) the Company, (2) the Bank of New York Mellon, as depositary and (3) all holders and beneficial owners of American Depositary Shares issued thereunder (the “Deposit Agreement”); and

2.6

a certificate dated 12 August 2026 signed by the Company’s company secretary (the “Secretary’s Certificate”) relating to certain factual matters as at the date of the Secretary’s Certificate and having annexed thereto copies (certified by the Company’s company secretary as being true, complete, accurate and up-to-date in each case) of the following documents:

(a)

a PDF copy of the certificate of incorporation of the Company dated 18 November 1994, a PDF copy of the certificate of incorporation on change of name of the Company dated 21 June 1999 and a PDF copy of the certificate of incorporation on change of name of the Company dated 26 April 2007;

(b)	a PDF copy of the current articles of association of the Company adopted on 26 June 2025 (the “Articles”);

(c)

a PDF copy of the executed written resolutions passed by the board of directors of the Company (the “Board” or the “Directors”) on 15 May 2026 which resolved to, inter alia, approve the preparation, execution and filing of the Prior Registration Statement, (the “Board Written Resolutions”);

(d)

a PDF copy of the minutes of a meeting of the Board held on 10 August 2026 at which it was resolved to, inter alia, (i) prepare, execute and file with the SEC the Prospectus Supplement; (ii) authorise Iain Ross (as Chairman and Interim Principal Executive Officer) and Rhonda Hellums (as Chief Financial Officer), and any other officer or officers of the Company authorised by either of them (the “Authorised Signatories”) to execute and deliver the Underwriting Agreement; and (iii) authorise the allotment, issue and sale by the Company of the New ADSs pursuant to the Underwriting Agreement at the price and upon such terms as the Board may determine (the “10 August Board Minutes”);

(e)

a PDF copy of the minutes of a meeting of the Board held on 11 August 2026, at which it was resolved, inter alia, to (i) approve the preparation, execution and filing of the Add-on Registration Statement; (ii) set the final number and price of the New ADSs; (iii) approve the final form of Underwriting Agreement and authorise the Authorised Signatories to execute and deliver the Underwriting Agreement; and (iv) approve the allotment and issue by the Company of the New Shares to be represented by New ADSs (the “11 August Board Minutes”, and, together with the 10 August Board Minutes, the “Board Minutes”); and

(f)

a PDF copy of the resolutions passed at the annual general meeting of the Company held on 27 April 2023 (the “2023 AGM”) at which it was resolved, inter alia, to: (i) authorise the directors to allot new shares in the capital of the Company and to grant rights to subscribe for or to convert any security into shares in the Company, up to a maximum aggregate nominal amount of £5,402,633.25 for a period expiring on 26 April 2028; and (ii) give the directors power to allot equity securities pursuant to such authority as if the statutory pre-emption rights contained in section 561(1) of the Companies Act 2006 (the “Companies Act”) did not apply to such allotment up to a maximum aggregate nominal amount of £5,402,633.25 for a period expiring on 26 April 2028 (the “2023 AGM Resolutions”).

3.	SEARCHES

In addition to examining the documents referred to in paragraph 2 (Documents), we have carried out the following searches only:

3.1	an online search at Companies House in England and Wales (“Companies House”) with respect to the Company, carried out at 9:01 a.m. (London time) on 12 August 2026 (the “Companies House Search”); and

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3.2

an online enquiry of the Central Registry of Winding-up Petitions at the Insolvency and Companies List in England and Wales (the “Central Registry”) with respect to the Company, carried out at 10:02 a.m. (London time) on 12 August 2026 (the “Central Registry Enquiry” and, together with the Companies House Search, the “Searches”).

4.	OPINION

Subject to the assumptions set out in paragraph 5 (Assumptions), the scope of the opinion set out in paragraph 6 (Scope of Opinion) and the reservations set out in paragraph 7 (Reservations), we are of the opinion that as at the date of this letter the New Shares, when issued, delivered and paid for as contemplated in the Prospectus and in accordance with the terms of the Underwriting Agreement and registered in the name of the recipient in the register of members of the Company, will be validly issued, fully paid or credited as fully paid, and will not be subject to any call for payment of further capital.

5.	ASSUMPTIONS

In giving the opinion in this letter, we have assumed (without making enquiry or investigation) that:

5.1

all signatures, stamps and seals on all documents are genuine. All original documents are complete, authentic and up-to-date, and all documents submitted to us as a copy (whether by email or otherwise) are complete and accurate and conform to the original documents of which they are copies and that no amendments (whether oral, in writing or by conduct of the parties) have been made to any of the documents since they were examined by us;

5.2	where a document has been examined by us in draft or specimen form, it will be or has been duly executed in the form of that draft or specimen;

5.3	where a document is required to be delivered, each party to it has delivered the same without it being subject to any escrow or similar arrangement;

5.4	all documents, forms and notices which should have been delivered to Companies House in respect of the Company have been and will be so delivered;

5.5

the information revealed by the Searches is true, accurate, complete and up-to-date in all respects, and there is no information which should have been disclosed by the Searches that has not been disclosed for any reason and there has been no alteration in the status or condition of the Company since the date and time that the Searches were made, and that the results of the Searches will remain true, complete, accurate and up-to-date as at the date of this letter and as at the date on which the Company allots and issues the New Shares (each, an “Allotment Date”);

5.6

no notice has been received by the Company which could lead to the Company being struck off the register of companies under section 1000 of the Companies Act and no such notice shall have been received as at each Allotment Date;

5.7	the Articles remain in full force and effect and no alteration has been made or will be made to the Articles as at the date of this letter and as at each Allotment Date;

5.8

to the extent that the obligations of the Company under the Underwriting Agreement and the Deposit Agreement (each an “Agreement” and collectively, the “Agreements”) may be dependent upon such matters, each of the parties to such Agreement:

(a)	is duly organised, validly existing and in good standing (where such concept is legally relevant) under the laws of its jurisdiction of incorporation;

(b)

is in compliance, generally, with all applicable laws, rules and regulations to which it is subject, its constitutional documents and any judicial or administrative judgments, awards, injunctions or orders binding upon it or its property;

(c)	has the capacity, power and authority to execute, deliver and perform the Agreements;

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(d)

is duly qualified to engage in the activities contemplated by the Agreements and will not be in breach of any of its respective obligations under any document, contract, instrument or agreement as a result of its entry into and performance of its obligations under the Agreements;

(e)

is authorised under all applicable laws of its jurisdiction and domicile to submit to the jurisdiction of the relevant courts specified in such Agreement and has validly submitted to such jurisdiction; and

(f)	has validly authorised, executed and delivered all relevant documents,

and that each of the foregoing remains the case as at each Allotment Date;

5.9	each Agreement remains accurate and complete and has not been amended, modified, terminated or otherwise discharged as at the date of this letter and as at each Allotment Date;

5.10

each Agreement (and any other documents referred to therein) constitutes legal, valid and binding obligations of each of the parties thereto enforceable under all applicable laws and that each of the Agreements will remain in full force and effect at each Allotment Date;

5.11

there is an absence of fraud or mutual mistake of fact or law or any other arrangements, agreements, understandings or course of conduct or prior or subsequent dealings amending, rescinding or modifying or suspending any of the terms of any of the Agreements or which would result in the inclusion of additional terms therein, and that the parties have acted in accordance with the terms of each of the Agreements;

5.12

in relation to the Agreements and the Prospectus and the transactions contemplated thereby, the Directors have acted and will act in the manner required by section 172 of the Companies Act and that all obligations thereunder have been entered into and the New Shares will be allotted and issued in good faith and on bona fide commercial terms and on arms’ length terms and for the purposes of carrying on the business of the Company;

5.13

the Company is, and the Company and each party to the Agreements will at all relevant times remain, in compliance with all applicable anti-corruption, anti-money laundering, anti-terrorism, sanctions and human rights laws and regulations;

5.14

each Registration Statement has become effective under the Securities Act and such effectiveness shall not have been terminated or rescinded prior to each Allotment Date, and the Prospectus Supplement has been filed with the SEC;

5.15

the Board Minutes referred to in paragraph 2.6 (Documents) are a true record of the proceedings described therein, and that each meeting recorded in such minutes was duly conducted as described therein, duly constituted and convened and all constitutional, statutory and other formalities were duly observed (including, if applicable, those relating to the declaration of Directors’ interests or the power of interested Directors to vote), a quorum was present throughout, the requisite majority of Directors voted in favour of approving the resolutions and the resolutions passed at that meeting of the Board were duly adopted, have not been revoked or varied and remain in full force and effect and will remain so as at each Allotment Date;

5.16

the resolutions set out in the Board Written Resolutions referred to in paragraph 2.6 (Documents) were validly passed as written resolutions of the Board in accordance with the Articles, that all eligible Directors (being all the Directors who would have been entitled to vote on the matter had it been proposed as a resolution at a Directors’ meeting, but excluding any Director whose vote is not to be counted in respect of a particular matter) signed one or more copies of the Board Written Resolutions, that all relevant provisions of the Companies Act and the Articles were complied with and the Articles were duly observed (including, if applicable, those relating to the declaration of Directors’ interests or the power of interested Directors to vote) and such resolutions were duly adopted, and have not been revoked or varied and remain in full force and effect and will remain so as at each Allotment Date;

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5.17

the 2023 AGM was duly convened and held on 27 April 2023 at which all constitutional, statutory and other formalities were duly observed, a quorum of shareholders was present throughout and the 2023 AGM Resolutions referred to in paragraph 2.5 (Documents) were duly passed and have not been revoked or varied and remain in full force and effect as at the date of this letter and each Allotment Date, and that all filings required to be made with Companies House in connection therewith were made within the relevant time limits as at the date of this letter and each Allotment Date;

5.18

all of the New Shares will be allotted and issued pursuant to the authority and power granted to the Directors pursuant to section 551 and section 570 of the Companies Act, respectively and as applicable, under the 2023 AGM Resolutions, and that that authority and that power are and shall remain unutilised to a sufficient extent to enable the allotment and issue of all of the New Shares;

5.19	the Authorised Signatories authorised and appointed by the Board to execute any of the Agreements on behalf of the Company were or will be so appointed and authorised;

5.20	the persons executing each of the Agreements on behalf of the Company were or will be the Authorised Signatories and their authority had not been or will not be revoked;

5.21

there will be no fact or matter (such as bad faith, coercion, duress, undue influence or a mistake or misrepresentation before or at the time any agreement or instrument is entered into, a subsequent breach, release, waiver or variation of any right or provision, an entitlement to rectification or circumstances giving rise to an estoppel) which might affect the allotment and issue of the New Shares;

5.22

the contents of the Secretary’s Certificate were true and not misleading when given and remain true and not misleading as at the date of this letter and each Allotment Date and there is no fact or matter not referred to in the Secretary’s Certificate which would make any of the information in the Secretary’s Certificate inaccurate or misleading;

5.23

as at the date of this letter and each Allotment Date, the Company has not taken and will not take any corporate or other action and no steps have been or will be taken or legal proceedings have been or will be started against the Company for the liquidation, winding-up, dissolution, reorganisation or bankruptcy of, or for the appointment of a liquidator, receiver, trustee, administrator, administrative receiver or similar officer of, the Company or all or any of its assets (or any analogous proceedings in any jurisdiction) and the Company is not and will not become unable to pay its debts as they fall due within the meaning of section 123 of the Insolvency Act 1986, as amended (the “Insolvency Act”) or become unable to pay its debts within the meaning of that section as a result of any of the transactions contemplated in the Agreements, each Registration Statement or the Prospectus and the Company is not nor will it become insolvent and has not been and will not be dissolved or declared bankrupt;

5.24

all agreements and documents examined by us that are governed by the laws of any jurisdiction other than England are on the date of this letter legal, valid and binding under the laws by which they are (or are expected to be) governed, and will remain so on each Allotment Date;

5.25

there are no provisions of the laws of any jurisdiction outside England that would have any implication for the opinion which we express in this letter and that, insofar as the laws of any jurisdiction outside England may be relevant to this letter, such laws have been and will be complied with;

5.26

all statements of fact and representations and warranties as to matters of fact (except as to matters expressly set out in the opinion given in this letter) contained in or made in connection with any of the documents examined by us were true and correct as at the date given and are true and correct at today’s date and no fact was omitted therefrom which would have made any of such facts, representations or warranties incorrect or misleading;

5.27

all consents, licences, approvals, authorisations, notices, filings and registrations that are necessary under any applicable laws or regulations in connection with the transactions contemplated by the Agreements, each Registration Statement and the Prospectus have been or will be duly made or obtained and are, or will be, in full force and effect;

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5.28

we note that the Underwriting Agreement provides that it is to be governed by and construed in accordance with the laws of the State of New York. We express no opinion as to any matters governed by the laws of the State of New York. As lawyers not qualified in the State of New York, we are not qualified or able to assess the true meaning or import of the terms of the Underwriting Agreement under the laws of the State of New York, and we have made no investigation of such meaning or import. Therefore, our review of the Underwriting Agreement has been limited to its terms as they appear to us on their face. We have assumed that the choice of the laws of the State of New York in the Underwriting Agreement is valid as a matter of the laws of the State of New York and the Underwriting Agreement and each of their respective provisions are valid, binding and enforceable under the laws of the State of New York and the law of any other jurisdiction whose law applies, other than law covered expressly in an opinion included in this letter. We have also assumed that, under the laws of the State of New York, any court named in the forum selection clauses of the Underwriting Agreement will have jurisdiction over the parties and the subject matter of any action brought in that court under the Underwriting Agreement;

5.29

except to the extent expressly set out in the opinion given in this letter, no consents, approvals, authorisations, orders, licences, registrations, filings or similar formalities are required from any governmental or regulatory authority in connection with the execution, delivery and performance of any of the Agreements by any of the parties thereto or if such consents, approvals, authorisations, orders, licences, registrations, filings or similar formalities are required, these have been made or will be made within the prescribed time limits;

5.30

no New ADSs or New Shares have been or shall be offered to the public in the United Kingdom in breach of the Financial Services and Markets Act 2000, as amended (the “FSMA”), the Public Offers and Admissions to Trading Regulations 2024 (the “POATRs”) and the Financial Conduct Authority’s Prospectus Rules: Admission to Trading on a Regulated Market sourcebook (the “PRM”) or of any other United Kingdom laws or regulations concerning offers of securities to the public and no communication has been or shall be made in relation to the New ADSs or New Shares in breach of section 21 (Restrictions on financial promotion) of the FSMA or any other United Kingdom laws or regulations relating to offers or invitations to subscribe for, or to acquire rights to subscribe for or otherwise acquire, shares or other securities;

5.31	in issuing New ADSs or New Shares, the Company is not carrying on a regulated activity for the purposes of section 19 of the FSMA;

5.32

all applicable provisions of the EU Market Abuse Regulation (Regulation (EU) No 596/2014) as it forms part of domestic law in the United Kingdom by virtue of the Withdrawal Act (“UK MAR”), the POATRs, the PRM, the FSMA, the Financial Services Act 2012 (the “FS Act”), and all rules and regulations made pursuant to UK MAR, the POATRs, the PRM, the FSMA and the FS Act, have been and will be complied with as regards anything done in relation to the New ADSs or New Shares or otherwise in relation to the Agreements, each Registration Statement, the Prospectus and the transactions contemplated thereby in, from or otherwise involving England (including, without limitation, articles 14 (Prohibition of insider dealing and of unlawful disclosure of inside information) and 15 (Prohibition of market manipulation) of UK MAR, sections 19 (The general prohibition) and 21 (Restrictions on financial promotion) of the FSMA and sections 89 (Misleading statements), 90 (Misleading impressions) and 91 (Misleading statements etc. in relation to benchmarks) of the FS Act);

5.33

the Company’s place of central management and control is not, and will not be as at each Allotment Date, the UK, the Channel Islands or the Isle of Man for the purposes of the City Code on Takeovers and Mergers; and

5.34

no application has been or will be made for any New ADSs or New Shares to be listed or admitted to trading on a regulated market, multilateral trading facility or organised trading facility situated or operating in the United Kingdom.

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6.	SCOPE OF OPINION

6.1	The opinion given in this letter is limited to English law as it would be applied by English courts on the date of this letter.

6.2

We express no opinion in this letter on the laws of any other jurisdiction. We have not investigated the laws of any country other than England and we assume that no foreign law affects the opinion stated in paragraph 4 (Opinion).

6.3

We express no opinion as to any agreement, instrument or other document other than as specified in this letter. For the purposes of giving the opinion in paragraph 4 (Opinion), we have only examined and relied on those documents set out in paragraph 2 (Documents) and made those searches and enquiries set out in paragraph 3 (Searches), respectively. We have made no further enquiries concerning the Company or any other matter in connection with the giving of the opinion in paragraph 4 (Opinion).

6.4	No opinion is expressed with respect to taxation in the United Kingdom or otherwise in this letter.

6.5

We have not been responsible for investigating or verifying the accuracy of the facts or the reasonableness of any statement of opinion or intention, contained in or relevant to any document referred to in this letter, or that no material facts have been omitted therefrom.

6.6

The opinion given in this letter is given on the basis of each of the assumptions set out in paragraph 5 (Assumptions) and are subject to each of the reservations set out in paragraph 7 (Reservations) to this letter. The opinion given in this letter is strictly limited to the matters stated in paragraph 4 (Opinion) and does not extend, and should not be read as extending, by implication or otherwise, to any other matters.

6.7

This letter only applies to those facts and circumstances which exist as at today’s date and we assume no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances which may subsequently come to our attention, any changes in laws which may occur after today, or to inform the addressee of any change in circumstances happening after the date of this letter which would alter the opinion given in this letter.

6.8

We have not been responsible for investigation or verification of statements of fact (including statements as to foreign law) or the reasonableness of any statements of opinion in each Registration Statement and the Prospectus, or that no material facts have been omitted therefrom.

6.9	This letter is given by Cooley (UK) LLP and no partner or employee assumes any personal responsibility for it nor shall owe any duty of care in respect of it.

6.10

This letter, the opinion given in it, and any non-contractual obligations arising out of or in connection with this letter and/or the opinion given in it, are governed by and shall be construed in accordance with English law as at the date of this letter.

7.	RESERVATIONS

7.1	The Companies House Search described at paragraph 3.1 (Searches) is not capable of revealing conclusively whether or not:

(a)	a winding-up order has been made or a resolution passed for the winding-up of a company;

(b)	an administration order has been made; or

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(c)

a receiver, administrative receiver, administrator or liquidator has been appointed, since notice of these matters may not be filed with the Registrar of Companies in England and Wales immediately and, when filed, may not be entered on the public database or recorded on the public microfiches of the relevant company immediately.

In addition, such a company search is not capable of revealing, prior to the making of the relevant order, whether or not a winding-up petition or a petition for an administration order has been presented.

7.2

The Central Registry Enquiry described at paragraph 3.2 (Searches) relates only to a compulsory winding-up and is not capable of revealing conclusively whether or not a winding-up petition in respect of a compulsory winding-up has been presented, since details of the petition may not have been entered on the records of the Central Registry immediately or, in the case of a petition presented to a District Registry and/or County Court in England and Wales, may not have been notified to the Central Registry and entered on such records at all, and the response to an enquiry only relates to the period since approximately 2016 for petitions presented in London and since approximately 2019 for petitions presented to a District Registry and/or County Court in England and Wales. We have not made enquiries of any District Registry or County Court in England and Wales.

7.3

The opinion set out in this letter is subject to: (i) any limitations arising from applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation, moratoria, schemes or analogous circumstances; and (ii) an English court exercising its discretion under section 426 of the Insolvency Act (co-operation between courts exercising jurisdiction in relation to insolvency) to assist the courts having the corresponding jurisdiction in any part of the United Kingdom or any relevant country or territory.

7.4	We express no opinion as to matters of fact.

7.5

Save for the matters set out in the Secretary’s Certificate, we have made no enquiries of any individual connected with the Company. We have relied entirely on the facts, statements and confirmations contained in the Secretary’s Certificate and we have not undertaken any independent investigation or verification of the matters referred to in the Secretary’s Certificate.

7.6

If (a) a party to any of the Agreements is the target of economic or financial sanctions or other restrictive measures imposed in any jurisdiction (“Sanctions”) or is owned or controlled (directly or indirectly) by or is acting on behalf of or at the direction of or is otherwise connected with a person who is a target of Sanctions or (b) a party to any of the Agreements is incorporated or resident in or operating from a country or territory that is a target of Sanctions or (c) the rights or obligations of a party to any of the Agreements is otherwise affected by Sanctions, then the rights and obligations of such person under the Agreement may be void and/or unenforceable.

7.7

We express no opinion in this letter on the application or potential application of the National Security and Investment Act 2021 in relation to each Registration Statement, the Prospectus, any of the Agreements or any transaction contemplated thereby.

8.	DISCLOSURE AND RELIANCE

8.1

This letter is addressed to you solely for your benefit in connection with the Prospectus Supplement and the allotment and issue of the New Shares. We consent to the filing of this letter as an exhibit to the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations thereunder.

8.2

This letter may not be relied upon by you for any other purpose, or furnished to, assigned to, quoted to, or relied upon by any other person, firm or other entity for any purpose, without our prior written consent, which may be granted or withheld at our sole discretion.

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Yours faithfully

/s/ Cooley (UK) LLP

Cooley (UK) LLP